Exhibit 99.1

Company Contact:	Investor Contact:	Agency Contact:
Maureen Hart	Stephen Bassett	Heather Smith
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	Loomis Group
Tel: +1 (978) 787 4266	Tel: +1 (978) 787 4000	Tel: +1 (617) 309 8005
Fax: +1 (978) 787 4275	Fax: +1 (978) 787 9133	Fax: +1 (617) 638 0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	smithh@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS
FOR FIRST QUARTER 2007

Company reports strong traction with ion implant and dry strip product penetrations

BEVERLY, Mass. — May 2, 2007 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2007. The Company reported revenues of $97.5 million, compared to $123.3 million for the fourth quarter of 2006. Net income for the first quarter was $2.7 million, or $0.03 per share, compared to net income for the fourth quarter of 2006 of $15.6 million, or $0.15 per share. In the corresponding quarter for the previous year, the Company reported revenues of $97.9 million and net income of $0.5 million, or $0.01 per share.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “We are pleased with the momentum of our Optima HD implanter. During the quarter, new design wins and follow-on orders accelerated as leading chipmakers made new technology decisions and added capacity. The product is demonstrating exceptional results in production — providing both enabling and highly productive performance. Looking forward, we are confident these customer successes will continue to enhance our market position.”

She continued, “During the quarter, we also made excellent progress with dry strip, receiving several high volume capacity orders. In 2006, we increased systems revenue 126%, the largest gain among our competitors. We expect this traction to continue as customers add capacity and we expand our product offerings.”

First Quarter Detail

Shipments and Margins

Shipments before provision for deferred revenue for the first quarter totaled $99.9 million. Geographically, Axcelis’ systems shipments for the quarter were to: Asia, 67%; North America, 25%; and Europe, 8%. The ion implantation business accounted for 71% of total shipments in the first quarter, while other products (dry strip, curing, and RTP) accounted for 29%. Gross margin for the first quarter was 42.3%.

Orders and Backlog

Orders (new systems bookings and service) received for the first quarter totaled $99.8 million. New systems bookings, excluding service, amounted to $55.4 million. Backlog plus deferred systems revenue at quarter end was $127.3 million. Backlog consists of systems only (i.e., excluding service contracts) that are generally scheduled to ship within six months.

SEN Corporation, an SHI and Axcelis Company (“SEN”)

Axcelis owns 50% of SEN, a Japanese company that is licensed to make and sell certain Axcelis ion implanters in Japan. SEN’s revenue for the first quarter totaled $79.0 million.

Business Outlook

Axcelis’ financial outlook for the second quarter of 2007 includes revenues in the range of $108 million to $118 million. Gross margins in the second quarter are expected to remain in the low 40’s. The Company forecasts second quarter earnings per share in the range of $0.03 to $0.07 per share. Axcelis assumes no responsibility to update guidance. Axcelis will only confirm or update guidance via a press release.

First Quarter 2007 Conference Call

The Company will be hosting a conference call today, Wednesday, May 2, 2007, beginning at 5:00 pm ET. The purpose of the call is to discuss first quarter results and to provide guidance for the second quarter of 2007.

The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com or by dialing 1-800-479-1628 (1-719-457-2729 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies; the conference leader: Maureen Hart; and pass code: #4830480. A webcast replay will be available from 8:00 pm ET on May 2, 2007, until 5:00 pm ET June 2, 2007.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis also licenses its 50% owned joint venture, SEN Corporation, an SHI and Axcelis Company, to manufacture and sell certain implant products in Japan. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three months ended
	March 31,
	2007	2006
Revenue
Systems	$51,065	$52,404
Services	44,402	44,081
Royalties, primarily from SEN	2,059	1,436
	97,526	97,921
Cost of Revenue	56,276	58,879

Gross profit	41,250	39,042

Operating expenses
Research and development	18,228	18,212
Sales and marketing	12,938	10,607
General and administrative	10,476	10,853
Amortization of intangible assets	656	612
Restructuring charges	—	(305)
	42,298	39,979

Loss from operations	(1,048)	(937)

Other income (expense)
Equity income of SEN	4,667	2,216
Interest income	1,454	1,651
Interest expense	(1,668)	(1,641)
Other—net	(24)	(655)
	4,429	1,571

Income before income taxes	3,381	634

Income taxes	709	89

Net income	$2,672	$545

Net income per share
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

Shares used in computing net income per share
Basic	101,492	100,883
Diluted	102,421	101,823

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	March 31,	December 31,
	2007	2006

Assets

Current assets
Cash and cash equivalents	$45,412	$140,451
Marketable securities	34,000	63,200
Restricted cash	12,194	11,019
Accounts receivable, net	80,040	73,635
Inventories, net	173,967	160,107
Prepaid expenses and other current assets	33,353	26,639
Total current assets	378,966	475,051

Property, plant and equipment, net	68,063	66,678
Investment in SEN	126,988	126,688
Goodwill	46,773	46,773
Intangible assets	12,893	13,549
Restricted cash, long-term portion	—	1,137
Other assets	27,972	24,117
	$661,655	$753,993

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$26,948	$37,312
Accrued compensation	13,130	26,996
Warranty	4,609	5,229
Income taxes	3,784	3,906
Deferred revenue	34,928	28,811
Other current liabilities	8,765	13,670
Current portion, long term debt	—	74,217
Total current liabilities	92,164	190,141

Long-term debt	77,624	76,887
Long-term deferred revenue	3,427	5,054
Other long-term liabilities	4,568	4,349
Commitments and contingencies	—	—

Stockholders’ equity
Preferred Stock	—	—
Common stock	102	101
Additional paid-in capital	472,477	469,967
Deferred compensation	—	—
Treasury stock	(1,218)	(1,218)
Retained earnings	12,256	9,583
Accumulated other comprehensive income (loss)	255	(871)
	483,872	477,562
	$661,655	$753,993